PRESS RELEASE

Contact:	Fred G. Kowal President and Chief Operating Officer (973) 748-3600

American Bancorp of New Jersey, Inc.
American Bank of New Jersey
365 Broad Street
Bloomfield, NJ  07003-2798

NASDAQ Global Market "ABNJ"                                                                               For Immediate Release
          January 30, 2008

AMERICAN BANCORP OF NEW JERSEY, INC. ANNOUNCES
FIRST QUARTER 2008 EARNINGS

Bloomfield, New Jersey – January 30, 2008 – American Bancorp of New Jersey, Inc. (NASDAQ: ABNJ) ("American") announced today earnings of $93,000 for the quarter ended December 31, 2007.  By comparison, net income for the quarter ended December 31, 2006 was $329,000.  Both basic and diluted earnings per share for the quarter ended December 31, 2007 were $0.01.  By comparison, for the quarter ended December 31, 2006, both basic and diluted earnings per share were $0.03.

For the quarter ended December 31, 2007, loans receivable, net increased $11.2 million or 2.6% to $449.1 million from $437.9 million at September 30, 2007.  The growth was comprised of net increases in commercial loans, including multi-family, commercial real estate, construction and business loans, totaling $12.0 million. The increase in loans receivable, net also included net increases in home equity loans and home equity lines of credit totaling $1.3 million and net increases in consumer loans of $116,000.  Offsetting the growth in these categories was a $2.0 million decrease in the balance of 1-4 family first mortgages and a net increase to the allowance for loan losses totaling $139,000.

For that same period, the balance of the Company’s investment securities decreased by $9.6 million as funds received from maturing debentures and mortgage-related security repayments, net of new investment securities purchased, were reinvested into loans.  Similarly, the Company’s balance of cash and cash equivalents decreased by $5.5 million.  A portion of this decrease augmented the funding for net loan growth while the remainder provided the funding for the Company’s share repurchases during the quarter.

The balance of deposits increased $388,000 for the quarter ended December 31, 2007.  This net growth reflected increases in certificates of deposit of $6.3 million offset by reductions in other deposit categories.  In particular, the balance of noninterest bearing deposits decreased $4.4 million due primarily to the transfer of an attorney trust account included in the balance of noninterest-bearing deposits at September 30, 2007 to an interest-bearing IOLTA account during the current quarter.  Offsetting this increase in deposits was a net decrease in borrowings totaling $1.0 million primarily attributable to the repayment of a maturing FHLB term advance.  Additionally, the Company reported an increase of $4.6 million in treasury stock attributable to the Company’s recently completed share repurchase program.  The Company had previously announced the initiation of a subsequent program to repurchase up to an additional 5% of its outstanding shares which remains underway.

The continued growth in the Company’s commercial lending activities contributed significantly to improved yields on earning assets, which increased 36 basis points to 5.84% for the quarter ended December 31, 2007 from 5.48% for quarter ended December 31, 2006.  However, the improved yields were more than offset by increases in the cost of interest-bearing liabilities which grew by 40 basis points to 4.33% from 3.93% for the same comparative periods.  This increase in interest expense was largely attributable to higher costs of interest-

bearing deposits, which grew 52 basis points to 4.24% for the quarter ended December 31, 2007 from 3.72% for the quarter ended December 31, 2006.  Contributing to this increase in the cost of interest-bearing liabilities was the residual impact of higher promotional interest rates paid on new deposit accounts at the three branches opened during fiscal 2007.  In total, the Company’s net interest spread shrank 4 basis points from 1.54% to 1.50% for those same comparative periods.

The factors resulting in the compression of the Company’s net interest spread also impacted the Company’s net interest margin.  However, our net interest margin was also adversely impacted by the Company’s share repurchase plans.  For the comparative quarters ended December 31, 2007 and 2006, the average balance of treasury stock increased $22.3 million due to the Company’s shares repurchase programs.  The foregone interest income on the earning assets used to fund those share repurchases contributed significantly to the 28 basis point reduction in the Company’s net interest margin to 2.31% from 2.59% for the same comparative periods.

The effects of net interest margin compression contributed significantly to a $68,000 or 2.1% decrease in net interest income to $3.1 million for the quarter ended December 31, 2007 from $3.2 million for the quarter ended December 31, 2006.  This decrease was exacerbated by a comparatively greater net provision to the allowance for loan losses.  For those same comparative periods, the Company’s net loan loss provision increased $89,000 to $139,000 from $50,000.  The provision expense for the quarter ended December 31, 2006 reflected the reversal of an $86,000 loss reserve against a previously impaired loan participation.  Excluding this adjustment, the Bank’s provision expense for the earlier comparative quarter totaled $136,000.  For both comparative quarters, the increases to the allowance for loan losses resulted from the application of historical and environmental loss factors against the net growth in loans in accordance with the Bank’s loan loss methodology.  No additions to the allowance for loan losses were required for either comparative quarter associated with nonperforming loans.

Noninterest income increased $108,000 to $395,000 for the quarter ended December 31, 2007 from $287,000 for the quarter ended December 31, 2006.  The growth in noninterest income was attributable, in part, to increases in deposit service fees and charges of $66,000.  Such increases were  partly attributable to deposit service fees and charges at the Bank’s de novo branches opened during fiscal 2007.  However, the reported increase was primarily due to growth in deposit-related fees and charges within the Bank’s other branches.  The Company also reported a $49,000 increase in income from the cash surrender value of life insurance attributable to a combination of higher average balances and improved yields on those assets.  These increases were partially offset by lower loan servicing fee income attributable to a lower outstanding balance of mortgage loans serviced for others.

Noninterest expense increased $386,000 to $3.3 million for the quarter ended December 31, 2007 from $2.9 million for the quarter ended December 31, 2006.  This increase was attributable, in part, to a $178,000 increase in salaries and employee benefits resulting primarily from the additions to Bank staff supporting the three de novo branches opened during fiscal 2007.  The growth in noninterest expense also included an increase in occupancy and equipment expense of $238,000 primarily attributable to the additional branches opened during fiscal 2007.  However, the comparative increase also reflects the land lease costs associated with the relocation of the Bank’s Bloomfield branch which is currently under construction and is targeted for completion during the second fiscal quarter ending March 31, 2008.

The increases to noninterest expense were partially offset by comparative reductions in advertising and marketing expenses of $34,000.  This reduction reflects the higher costs during the earlier comparative period attributable to promoting the Bank’s Verona branch which celebrated its grand opening in December 2006.

Subsequent Event
Finally, the Company regrettably announced the death of Stanley Obal, Director Emeritus of the Company, subsequent to the quarter ended December 31, 2007.  Mr. Obal had retired from the Company and Bank Board in August of 2007 after serving for sixteen years as a director.  Under the terms of the Company’s restricted stock and stock option plans, the vesting of the remaining unearned benefits accruing to Mr. Obal through these plans is automatically accelerated.  The Company expects to incur an acceleration of the remaining pre-tax expenses associated with these benefits totaling approximately $254,000 during the second fiscal quarter ending March 31, 2008.  In the absence of this acceleration, the Company would have incurred approximately $66,000 in related expenses through the remainder of fiscal 2008.

The following tables present selected financial data as of December 31, 2007 and September 30, 2007 and selected operating data for the quarters ended December 31, 2007 and December 31, 2006.

FINANCIAL HIGHLIGHTS (unaudited)
	At December 31,		At September 30,
	2007		2007
	Balance	% Total Assets	Balance	% Total Assets
SELECTED FINANCIAL DATA (in thousands):
Assets
Cash and cash equivalents	$31,880	5.61%	$37,421	6.52%
Securities available-for-sale	47,673	8.38	58,093	10.13
Securities held-to-maturity	7,564	1.33	6,730	1.17
Loans held for sale	-	-	1,243	0.22
Loans receivable, net	449,093	78.96	437,883	76.32
Premises and equipment	11,482	2.02	10,856	1.89
Federal Home Loan Bank stock	2,508	0.44	2,553	0.45
Cash surrender value of life insurance	13,347	2.35	13,214	2.30
Accrued interest receivable	2,217	0.39	2,212	0.39
Other assets	2,936	0.52	3,533	0.61
Total assets	$568,700	100.00%	$573,738	100.00%
Liabilities and equity
Deposits	$428,988	75.43%	$428,600	74.70%
Advances for taxes and insurance	2,536	0.45	2,702	0.47
Borrowings	36,596	6.44	37,612	6.56
Other liabilities	4,062	0.71	4,231	0.74
Equity	96,518	16.97	100,593	17.53
Total liabilities and equity	$568,700	100.00%	$573,738	100.00%
Loan Data	Balance	% Total Loans	Balance	% Total Loans
1-4 family mortgage loans	$261,405	58.22%	$263,448	60.16%
Home equity loans	14,987	3.34	14,625	3.34
Home equity lines of credit	20,786	4.63	19,829	4.53
Multifamily mortgage loans	33,029	7.35	30,552	6.98
Nonresidential mortgage loans	75,870	16.89	68,431	15.63
Land and property acquisition loans	3,338	0.74	3,340	0.76
Construction loans	34,412	7.66	32,542	7.43
Business loans	7,201	1.60	7,029	1.61
Consumer loans	771	0.17	655	0.15
Allowance for loans losses	(2,706)	(0.60)	(2,568)	(0.59)
Loans receivable, net	$449,093	100.00%	$437,883	100.00%
Deposit Data	Balance	% Total Deposits	Balance	% Total Deposits
Noninterest-bearing deposits	26,137	6.09%	30,494	7.11%
Interest-bearing checking	111,408	25.97	111,795	26.08
Savings	91,638	21.36	92,778	21.65
Certificates of deposit	199,805	46.58	193,533	45.16
Deposits	$428,988	100.00%	$428,600	100.00%

FINANCIAL HIGHLIGHTS (continued) (unaudited)
	At December 31,	At September 30,
	2007	2007
Capital Ratios
Equity to total assets (%)	16.97	17.53
Outstanding shares (#)	11,509,716	11,946,190
Asset Quality Ratios:
Non-performing loans to total loans (%)	0.17	0.28
Non-performing assets to total assets (%)	0.14	0.22
Net charge offs to average loans outstanding (%)	0.00	0.00
Allowance for loan losses to non-performing loans (%)	347.98	205.56
Allowance for loan losses to total loans (%)	0.60	0.58
	For the three months ended December 31,
	2007	2006
SELECTED OPERATING DATA (in thousands):
Total interest income	$ 7,834	$ 6,708
Total interest expense	4,732	3,538
Net interest income	3,102	3,170
Provision for loan losses	139	50
Net interest income after provision for loan losses	2,963	3,120
Noninterest income	395	287
Noninterest expense	3,276	2,890
Income before income taxes	82	517
Income tax provision	(11)	188
Net income	$ 93	$ 329
Performance Ratios:
Return on average assets	0.07%	0.26%
Return on average equity	0.38	1.10
Net interest rate spread	1.50	1.54
Net interest margin	2.31	2.59
Noninterest income to average total assets	0.28	0.22
Noninterest expense to average total assets	2.30	2.26
Efficiency Ratio	93.68	83.60
PER SHARE DATA:
Earnings per share
Basic	0.01	0.03
Diluted	0.01	0.03

The foregoing material contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our financial condition, results of operations and business.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.  We do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.